Exhibit 10.1

LICENSE AGREEMENT

BETWEEN

WILLIAM MARSH RICE UNIVERSITY

AND

C-BOND SYSTEMS, LLC

April 8, 2016

Exhibit 10.1 -- Page 1

Exhibit 10.1 -- Page 2

This License Agreement (the "Agreement"), effective as of April 8, 2016 (the "Effective Date"), is entered into by William Marsh Rice University, a Texas non-profit corporation with a principal address at 6100 Main Street, Houston, TX 77005 ("Rice") and C-BOND SYSTEMS, LLC, a Texas limited liability company ("Licensee") with a principal address at 6035 South Loop East, Houston, TX 77033. Rice and Licensee are sometimes referred to hereinafter, individually, as a "Party" and, collectively, as the "Parties."
WHEREAS Rice had entered into a license agreement with IPXnano effective January 17, 2014, granting IPX rights in and to intellectual property rights related to Rice's nanotechnology portfolio; and,
WHEREAS Licensee had entered into a sublicense agreement with IPXnano, LLC, dated July 24, 2015, under which Licensee was granted a sublicense to certain of Rice's intellectual property rights as listed in Schedule A (the "Licensed Property"); and
WHEREAS Rice terminated its license with IPXnano on September 28, 2015; and,
WHEREAS, Licensee desires to obtain directly from Rice, and Rice desires to grant to Licensee, a non-exclusive license under the Licensed Property subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises described above and the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
Article 1
DEFINITIONS
1.1            "Affiliate" shall mean, with respect to a Party, any Person that directly or indirectly owns or controls, is owned or controlled by, or is under common ownership or control with such Party. With respect to an entity, the terms "own" and "control" shall mean i) possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of securities, by contract or otherwise; and/or ii) the right to receive 50% or more of the profits or earnings or the right to 50% or more of the net assets of such Person.
1.2            "Confidential Information" shall mean any ideas, concepts, information, processes, methods, documents, data, pricing and/or materials regarding the Licensed Property, this Agreement and/or the performance thereof by either Party that is disclosed or delivered by or on behalf of Rice or Licensee (in each case a "Disclosing Party") to the other Party (in each case a "Receiving Party") or developed by either Party in connection with this Agreement. Confidential Information shall not include information that iii) is or becomes public domain other than as a result of a disclosure in violation of this Agreement; iv) the Receiving Party can establish that it knew prior to the receipt of the same from the Disclosing Party; v) is obtained from a third party having the right to disclose same without breach of any obligation of confidentiality to the Disclosing Party; or vi) is developed by the Receiving Party independently of and without reference to the Confidential Information.

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1.3            "Field" shall mean "Nanotube-based surface treatment for strengthening glass, glass laminates, and related materials."
1.4            "Gross Profit" shall mean the Net Sales for a Licensed Product less the Landed Cost for such Licensed Product.
1.5            "Landed Cost" shall mean costs and expenses incurred in the manufacture and freight of the Licensed Products to Licensee's designated warehouse from the factory, namely costs of goods sold, freight and freight insurance, customs duties, and tariffs, but expressly excluding all other costs and expenses, including without limitation costs of distribution, sales, commissions, collection, warehousing, and other shipping and freight.
1.6            "Licensed Product" shall mean any product, process, method or service vii) that employs or is produced by the practice of any invention claimed or disclosed in any Licensed Property patent or viii) the manufacture, use, practice, maintenance, repair, refurbish, distribution, sale, offer to sell, import or export of which is covered by Licensed Property or, absent the license granted herein, would constitute an infringement of any Licensed Property.
1.7            "Net Sales" shall mean the gross amount invoiced or otherwise charged by Licensee or its Affiliates on account of the sale of Licensed Products, less the following deductions to the extent actually incurred or allowed and supported by documentation: amounts repaid or credited by reason of rejection, return (for any reason), or for damaged or missing goods, or in lieu of returns, any markdowns and discounts (including early payment discounts), and commercially reasonable advertising and promotional allowances. No other costs incurred in the manufacture, distribution, transportation, advertising, marketing, or sale of the Licensed Products shall be deducted in the calculation of Net Sales, including without limitation commissions paid, costs of collection, warehousing, shipping or freight.
1.8            "Person" shall mean an individual or a corporation, partnership, limited liability company, business trust, trust, association, or other organization, estate, government or governmental subdivision or agency, or other legal entity.
1.9            "Sale," "Sold" and "Sell" shall mean any and all sales, leases, licenses, rentals, performance and other modes of distribution or transfer of a product, process or service or its beneficial use.
1.10          "Sell-Off Period" shall mean a period of one hundred eighty (180) days commencing on the effective date of termination or expiration of this Agreement.
1.11          Intentionally Omitted.
1.12          Intentionally Omitted.
Article 2
LICENSE GRANT
2.1            Grant to Licensee. Subject to the terms of this Agreement, Rice hereby grants to Licensee a non-exclusive, non-transferable, royalty bearing license in the Field under the Licensed Property to use, make, have made, reproduce, display, distribute, offer to sell, sell, and import Licensed Products and any component or part thereof.

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2.2            No Right to Sublicense. Except as set forth below, Licensee shall have no right to, and shall not, grant to any Person a sublicense of any of its rights under this Agreement. Notwithstanding, Licensee shall have the right to grant sublicenses of the rights granted in Section 2.1 on a limited basis in the ordinary course of business to Persons in the chain of distribution of Licensed Products only when and to the extent absolutely necessary for the performance of services by such Person in: ix) the manufacture of Licensed Products to be resold by Licensee; and x) the distribution and sale of the Licensed Products from Licensee to distributors, retailers, and end users of the Licensed Products.
2.3            Government Rights and Requirements. The rights and licenses granted under this Agreement may be limited by and subject to any federal government interest reserved for or granted to the United States Government as a matter of law or statute. Such rights and requirements shall include, to the extent applicable: xi) the grant of a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States Government any of the Licensed Property throughout the world (as set forth in 35 U.S.C. §202(c)(4)), and xii) the requirement that Licensed Products used or sold in the United States by Sub-Licensee with exclusive rights will be manufactured substantially in the United States (as set forth in 35 U.S.C. §204).
Article 3
LICENSE CONSIDERATION; REPORTING
3.1            License Issue Fee. In partial consideration of the non-exclusive license granted herein, Licensee shall pay to Rice a non-refundable, non-creditable, license initiation fee of ten-thousand dollars ($10,000), which sum has been received by Rice via IPXnano.
3.2            Reimbursement of patent maintenance-related fees. Licensee shall promptly reimburse Rice for maintenance of the Licensed Property during the Term of this Agreement. Licensee may elect to surrender Licensed Property rights in any country upon at least one hundred eighty (180) days' prior written notice to Rice. Such notice shall not relieve Licensee from responsibility to reimburse Rice for patent maintenance-related expenses incurred prior to the expiration of the one hundred eighty (180) day notice period (or such longer period specified in Licensee's notice). Rice shall provide Licensee with itemized statements reflecting the expenses owed to Rice for the maintenance of the Licensed Property and Licensee shall reimburse Rice for such expenses within thirty (30) days after receipt of such statement.
3.3            Royalty Payments. During the Term of this Agreement and during any Sell-Off Period, Licensee shall pay to Sub-Licensor five percent (5%) of the Net Sales recognized by Licensee in connection with the commercial sale of Licensed Products to third parties by or on behalf of Licensee or its Affiliates (the "Royalties").

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3.4            Records. Licensee shall keep complete and accurate records containing all particulars that may be necessary for the purpose of showing the amounts payable to Rice by Licensee and for otherwise verifying Licensee's performance hereunder. Such records shall be kept at Licensee's principal place of business, and shall be maintained for at least three (3) years following the end of the reporting period to which they pertain. For the purpose of verifying Royalties, Rice or its agents or representatives shall have the right to conduct an audit of Licensee's business activities relating to the Licensed Products. Such examinations shall be made during reasonable business hours at Rice's sole expense and shall occur no more than once during each calendar year. If an audit conducted by Rice reveals an underpayment of Royalties by Licensee in excess of three percent (3%), then Licensee shall reimburse Rice for all reasonable out-of-pocket costs and expenses of such Audit actually incurred by Rice.
3.5            Reporting.
 (a) On or before January 31 of each year and until the first commercial sale of a Licensed Product, Licensee shall make a written annual report to Rice for the previous calendar year disclosing in reasonable detail (1) the progress in developing and commercializing Licensed Products, (2) the current plans for developing and commercializing Licensed Products, and (3) such other information as Rice may reasonably request that is related to the development and commercialization of Licensed Products.
 (b) Within thirty (30) days of the end of each calendar quarter following the first commercial sale of a Licensed Product by Licensee, Licensee shall deliver to Rice a complete and accurate report for that period containing the following information:
(i)            The quantity of Licensed Product manufactured by or on behalf of Licensee during the period;
(ii)           The quantity of Licensed Product sold by or on behalf of Licensee during the period;
(iii)          The amount of Net Sales recognized by Licensee during the period with a disclosure of the components used to calculate such amount, including without limitation, amounts invoiced, amount of repayments or credits, and other expenses comprised in the calculation of Net Sales and Landed Costs; and
(iv)            Royalty payments due and paid or due and owing to Rice for the period.
3.6            Payment Terms. Licensee shall pay to Rice accrued Royalties upon delivery of the corresponding report for the reporting period in which Licensee recognizes such Net Sales. Royalties shall be payable to "William Marsh Rice University" by check or wire transfer, in each case, representing immediately available funds in United States Dollars, as follows:

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Wire to:
J.P. MORGAN CHASE BANK
712 Main Street
Houston, TX 77002
ABA#: (Routing Number)
Domestic Bank use: 021000021
Foreign Bank use: 021-000-021 Swift Code: CHASU33
Account#:00101418847
Beneficiary: William Marsh Rice University – Funding Account
Amount: $
By Oder of:
 Reference: OTT MS705

If any currency conversion is required in connection with the payment of Royalties, the conversion rate shall be the applicable rate of exchange of Licensee's primary financial institution, on the last day of each month during which such Net Sales is received by Licensee.
3.7            Delinquent Payments. Any undisputed amounts payable to Licensor and overdue hereunder shall accrue interest at a rate of 1% per month (or the maximum amount permitted by law, if less) of such delinquent amount commencing on the date such amounts were due and continuing until such amounts are paid. The accrual or receipt by Licensor of interest under this Section shall not constitute a waiver by Licensor of any right it may otherwise have to declare a breach of or default under this Agreement and to terminate this Agreement.
Article 4
REPRESENTATIONS, WARRANTIES AND DISCLAIMERS
4.1            Mutual Representations. Each Party represents and warrants to the other Party that xiii) such Party has the power and authority to execute, deliver and perform its obligations under this Agreement, xiv) the execution, delivery and performance of this Agreement have been duly authorized by such Party and does not and shall not conflict with any agreement or instrument to which such Party is bound, xv) this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, and xvi) this Agreement, and the interests, rights, duties and obligations hereunder, shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.
4.2            Rice Representations. Rice further represents and warrants that: xvii) it has the right to grant the rights, licenses and privileges to the Licensed Property as granted in this Agreement; and xviii) this Agreement shall not conflict with any agreement or instrument to which the Licensed Property is bound.
4.3            Disclaimer of Warranties. THE LICENSED PROPERTY AND ANY OTHER INFORMATION OR TECHNOLOGY PROVIDED BY RICE AND USED IN THE MANUFACTURE, USE, IMPORT, SALE, OFFER FOR SALE, LEASE, OR OTHER TRANSFER OF LICENSED PRODUCT(S) ARE PROVIDED ON AN "AS IS" BASIS AND, RICE MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD THERETO. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, RICE MAKES NO REPRESENTATIONS OR WARRANTIES (I) OF COMMERCIAL UTILITY, (II) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR (III) THAT THE USE OF THE LICENSED PROPERTY, OR LICENSED PRODUCT(S) WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF OTHERS.

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Article 5
COVENANTS
5.1            Diligent Efforts. Licensee shall exercise commercially reasonable efforts to commercialize the Licensed Property and generate Net Sales.
5.2            Licensed Products.
 (a)            In order to protect the value and reputation of the Licensed Property, Licensee agrees that Licensed Products shall (1) be of a nature and quality that meets commercially reasonable standards for such products, and (2) be used, manufactured, sold, distributed, advertised, and promoted in accordance with applicable laws. Licensee agrees that it will not knowingly take any action or omit to take any action, directly or indirectly, nor assist any third party in taking any action, that will or is reasonably likely to tarnish or harm the Licensed Property or the reputation or goodwill of Rice. Licensee agrees to cooperate with Rice to permit reasonable inspection of the Licensed Products.
 (b)            Licensee acknowledges that it shall be solely responsible for (3) obtaining, at its own expense, any and all necessary licenses, permits and consents for the use, manufacture, distribution or sale of Licensed Products, and (4) all costs incurred in connection with the development, manufacture, marketing, promotion, transportation, distribution, and sale of Licensed Products.
5.3            Confidentiality. Each Party acknowledges and agrees that xix) it may receive or be privy to Confidential Information of the other Party, xx) Confidential Information is regarded by such Disclosing Party as a proprietary and a valuable asset, and xxi) unauthorized disclosure or unauthorized use of a Disclosing Party's Confidential Information may cause such Disclosing Party irreparable harm and loss. In consideration for the benefits received under this Agreement, each Party agrees that during the Term and for a period of three (3) years thereafter it shall hold and cause its personnel to hold the other Party's Confidential Information in the strictest of confidence, and shall not, without the prior written consent of the Disclosing Party, use or make any disclosures of Confidential Information directly or indirectly to any person for any purpose other than facilitating, in the case of Sub-Licensee, the licenses and other rights granted in this Agreement. Each Party agrees that its employees, contractors and agents will have access to the other Parties' Confidential Information only on a need-to-know basis and after they have agreed in writing to abide by the confidentiality obligations provided herein. Each Party shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the other Party's Confidential Information. The minimum standard for protection of Confidential Information shall be the degree and measure of protection such Party affords its own most secret or highly confidential information.

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5.4            Non-Use of Names/Publicity.
 (a)            Each Party agrees that (1) it shall not use the name, trademark, service mark, trade name, or symbol, or any adaptation thereof, of the other Party or of its Affiliates or their trustees, directors, officers, employees, faculty, affiliated investigators, agents and representatives, medical and professional staff, or any inventors or students involved in the development of Licensed Property (the "Representatives") for any commercial activity, marketing, advertising or sales materials without the prior written consent of the other Party or Representative whose name is to be used.
 (b)            Notwithstanding the foregoing, (2) Rice may use the name of Licensee in a non-misleading manner in publications for the purpose of internal reporting or limited dissemination and public announcements relating to its business and operations, and (3) Licensee may use the name of Rice in a non-misleading manner for non-commercial or non-promotional purposes to the extent necessary to disclose that the Licensed Property is derived from Rice.
Article 6
LICENSED PROPERTY
6.1            Ownership of Licensed Property. Licensee acknowledges the validity of the Licensed Property. Licensee agrees that it will not take any action to contest the validity or enforceability of Licensed Property. Licensee agrees that nothing in this Agreement shall give Licensee any right, title, or interest in the Licensed Property other than the right to use the Licensed Property in accordance with this Agreement.
6.2            Notice of Alleged Infringement. Licensee shall promptly notify Rice in writing if Sub- Licensee: xxii) becomes aware of any legal proceedings commenced or threatened, or claims or allegations made, relating to the Licensed Property based on an alleged (1) infringement of a third party's intellectual property rights or (2) invalidity of the Licensed Property; or xxiii) believes that Licensed Property is being, or has been, infringed by a third party.
Article 7
TERM AND TERMINATION
7.1            Term. This Agreement shall commence on the Effective Date and shall continue until the expiration of the last to expire of the Licensed Property rights, unless sooner terminated in accordance with the provisions herein (the "Term").
7.2            Rice Termination. Rice shall have the right to terminate this Agreement if:
 (a)            Licensee breaches this Agreement and fails to cure, or take reasonable steps to cure, such breach within fifteen (15) days' after actual receipt of written notice from Rice describing the nature of such Licensee's breach;
 (b)            Licensee fails to use commercially reasonable best efforts to develop, make, promote or sell Licensed Products; provided, however, that prior to terminating the Agreement under this Section 7.2(b):

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  (i)            Rice shall send written notice to Licensee describing in reasonable detail the manner in which Licensee is failing to develop, make, promote and sell Licensed Products and specifying a date and time no earlier than seven (7) days after Licensee's receipt of such notice for a meeting to discuss, in good faith, Licensee's current efforts and plans to market and sell Licensed Products and Rice's proposed plans to more effectively market and sell Licensed Products; and
  (ii)            Licensee shall have failed to implement changes, acceptable to Rice, as discussed by the Parties in such meeting within a period of thirty (30) days;
 (c)            Licensee initiates, or assists a third-party in initiating, a legal action that includes a claim or assertion challenging the validity, patentability, scope, construction or enforceability of any portion of the Licensed Property; or
 (d)            Licensee institutes proceedings to adjudicate a voluntary bankruptcy, consents in writing to the institution of a bankruptcy proceeding against it, files a petition, answer or written consent seeking reorganization under the national bankruptcy act or any other applicable federal or state law, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts generally as they become due, is adjudged by a court having competent jurisdiction as bankrupt or insolvent, or is placed in bankruptcy, liquidation or receivership.
7.3            Licensee Termination. Licensee shall have the right to terminate this Agreement:
 (a)            At any time by giving Rice not less than ninety (90) days' prior written notice; or
 (b)            If Rice breaches this Agreement and fails to cure, or take reasonable steps to cure, such breach within fifteen (15) days' after actual receipt of written notice from Licensee describing the nature of Sub-Licensor's breach.
7.4            Sell-Off of Licensed Products. Upon termination of this Agreement, except as otherwise provided herein, Licensee may dispose of Licensed Products which are on hand or in process as of the date a notice of termination is received (or, if no notice is required, on the effective date of such termination) until the expiration of the Sell-Off Period. All applicable Royalties shall be paid on Licensed Products sold during the Sell-Off Period in accordance with Article 3. Notwithstanding, Licensee shall not manufacture, sell, or dispose of any Licensed Products if the termination of this Agreement is a direct result of Licensee's failure to tender undisputed Royalties or comply with Section 5.2(a).
7.5            Continued Obligations. Upon termination of this Agreement for any reason, xxiv) all rights and licenses granted to Licensee under the terms of this Agreement will terminate and nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination; xxv) all Confidential Information of the other Party shall be promptly returned or destroyed, at the Disclosing Party's election; and xxvi) all Royalties and other payments due to Rice as of the termination date shall become immediately payable.

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Article 8
INSURANCE
8.1            Insurance Coverage. During the Term, Licensee shall procure and maintain in full force and effect, throughout the Term of this Agreement, commercial general liability insurance for a minimum amount of $1,000,000 per occurrence and $3,000,000 in the aggregate. Upon the sale or transfer to any Third Party of any Licensed Product, Sub-Licensee shall have in full force and effect commercial general liability insurance for a minimum amount of $5,000,000 per occurrence and $5,000,000 in the aggregate. Such commercial general liability insurance shall provide broad form contractual liability coverage for Licensee's indemnification obligations under this Agreement and product liability coverage. Licensee shall maintain such commercial general liability insurance after the expiration or termination of this Agreement during any period in which Licensee continues to make, use, perform or sell a product that was a Licensed Product and thereafter for a period of five (5) years. Licensee shall provide evidence of such insurance coverage to Rice within ten (10) business days of the Effective Date of this Agreement and promptly upon Rice's reasonable request thereafter. The Licensee shall notify Rice in writing of any change in the terms or cancellation of coverage.
8.2            Rice reserves the right to request additional policies of insurance where appropriate and reasonable in light of Licensee's business operations and availability of coverage.
8.3            The policy or policies of insurance specified herein shall be issued by an insurance carrier with an A.M. Best rating of "A" or better and shall name William Marsh Rice University as an additional insured with respect to Licensee's performance of this Agreement. All rights of subrogation shall be waived against Rice and its insurers. Licensee shall provide Rice with certificates evidencing the insurance coverage required herein and all subsequent renewals thereof. Such certificates shall provide that Licensee insurance carrier(s) notify Rice in writing at least 30 days prior to a cancellation or material change in coverage.
8.4            The specified minimum insurance amounts shall not constitute a limitation on Licensee 's obligation to indemnify Rice under this Agreement.
Article 9
INDEMNIFICATION; LIMITATION ON DAMAGES
9.1            Licensee Indemnification. LICENSEE SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS RICE, ITS TRUSTEES, OFFICERS, AGENTS, SUBCONTRACTORS, STUDENTS AND EMPLOYEES (INDIVIDUALLY, AN "INDEMNIFIED PARTY", AND COLLECTIVELY, THE "INDEMNIFIED PARTIES") FOR, FROM AND AGAINST ANY AND ALL LIABILITY, LOSS, DAMAGE, ACTION, CLAIM OR EXPENSE SUFFERED OR INCURRED BY THE INDEMNIFIED PARTIES (INCLUDING, BUT NOT LIMITED TO, ATTORNEYS' FEES AND OTHER COSTS AND EXPENSES OF LITIGATION) (INDIVIDUALLY, A "LIABILITY", AND COLLECTIVELY, THE "LIABILITIES") BASED UPON, ARISING OUT OF, OR OTHERWISE RELATING TO LICENSEE'S PERFORMANCE OF OR BREACH OF OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY CAUSE OF ACTION RELATING TO PRODUCT LIABILITY, CONCERNING ANY BREACH OF THIS AGREEMENT BY LICENSEE, USE OF THE LICENSED PROPERTY RIGHTS GRANTED UNDER THIS AGREEMENT BY LICENSEE OR LICENSED PRODUCTS MANUFACTURED, USED, IMPORTED, SOLD OR OFFERED FOR SALE, LEASED, TRANSFERRED OR OTHERWISE DISPOSED OF PURSUANT TO ANY RIGHT OR LICENSE GRANTED UNDER THIS AGREEMENT.

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9.2            The Indemnified Party shall promptly notify Licensee of any claim or action giving rise to Liabilities. Sub-Licensee shall have the right to defend any such claim or action, at its cost and expense with attorneys satisfactory to Rice. Licensee shall not settle or compromise any such claim or action in a manner that imposes any restrictions or obligations on Rice or grants any rights to the Licensed Property or Licensed Product(s) without Rice's prior written consent. If Licensee fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof, or if representation of such Indemnified Party by the counsel retained by Licensee would be inappropriate because of actual or potential differences in the interests of such Indemnified Party any other party represented by such counsel, Rice may assume the defense of such claim or action for the account and at the risk of Licensee, and any liabilities related thereto shall be conclusively deemed a liability of Sub-Licensee. Licensee shall pay promptly to the Indemnified Party any Liabilities to which the foregoing indemnity relates, as incurred. The indemnification rights of Rice or any other Indemnified Party contained herein are in addition to all other rights which Rice or such other Indemnified Party may have at law or in equity or otherwise.
9.3            IN NO EVENT SHALL RICE BE LIABLE TO LICENSEE, LICENSEE'S SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM (a) ARISING FROM THE USE OF THE LICENSED PROPERTY RIGHTS, (b) ARISING FROM THE MANUFACTURE, USE, IMPORT, OR SALE OR OFFER FOR SALE, LEASE OR OTHER TRANSFER OF LICENSED PRODUCT(S), (c) FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR (d) FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND.
Article 10
DISPUTE RESOLUTION
10.1          Binding Arbitration. Any dispute which cannot be amicably resolved by the Parties within thirty (30) days after both Parties become aware of the claim, dispute or contested matter (collectively, a "Dispute") may be submitted, by either Party, to binding, confidential arbitration in accordance with the then current Commercial Rules of the American Arbitration Association (excluding rules governing the payment of arbitration, administrative, or other fees or expenses to the Arbitrator or the association), to the extent that such Rules do not conflict with the terms of the this Agreement. Any arbitration conducted under this Article 11 shall be heard by a sole arbitrator selected by the Parties if the amount in controversy is less than Three Million Dollars ($3,000,000.00), or a panel of three arbitrators, if the amount in controversy is equal to or greater than Three Million Dollars ($3,000,000.00). The decision of the Arbitrator (which shall be rendered in writing) shall be final, nonappealable, and binding upon the Parties and may be enforced in any court of competent jurisdiction. The prevailing party in such arbitration shall be entitled to an award of reasonable attorneys' fees, costs and expert witness fees in such amount as the arbitrator determines is appropriate. If arbitration is to be presided by a sole arbitrator, then the Party that submits a Dispute to arbitration shall designate a proposed arbitrator in its arbitration notice. If the other Party objects to such proposed arbitrator, it may, on or before the tenth (10th) business day following delivery of the arbitration notice, notify the other Party of such objection. The Parties shall attempt to agree upon a mutually acceptable arbitrator. If they are unable to do so within twenty (20) business days following delivery of the objection notice described in the immediately-preceding sentence, either Party may petition the Judicial Arbitration and Mediation Services to designate the arbitrator. If arbitration is to be presided by a panel of three arbitrators, then each Party shall designate an arbitrator and the selected arbitrators shall designate a third arbitrator to fill the panel.

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10.2          Equitable Relief. Notwithstanding the determination by the Parties to utilize arbitration as specified above for resolution of Disputes arising out of or in connection with this Agreement, nothing herein shall preclude either Party from seeking and obtaining from a court of competent jurisdiction appropriate equitable relief, including without limitation, a temporary restraining order or other injunctive relief, to prevent a threatened or continued breach of this Agreement relating to the Licensed Property, confidentiality, or non-competition, or to otherwise maintain the status quo pending outcome of any arbitration.
10.3          Performance During Dispute. Each Party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.
Article 11
MISCELLANEOUS
11.1          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of State of Texas without reference to its conflicts of law principles and venue for any dispute hereunder shall lie in Harris County, Texas.
11.2          Independent Contractors. For the purpose of this Agreement and any services to be provided hereunder, each Party shall be, and shall be deemed to be, an independent contractor and not an agent, partner, joint venturer or employee of the other Party. Neither Party shall have authority to make any statements, representations or commitments of any kind, nor take any action which shall be binding on the other Party, except as may be explicitly authorized in writing.
11.3          Notices. Any report, notice or other communication given under this Agreement shall be in writing and shall be deemed delivered when given either: xxvii) by hand delivery to an authorized representative of the Party to whom directed; xxviii) by United States registered mail return receipt requested, postage prepaid; or xxix) by courier service, charges prepaid, addressed to the respective Party as follows:
If for Licensee:	C-BOND SYSTEMS, LLC Houston Technology Center 6035 South Loop East Houston, TX 77033 Attn: Bruce Rich, CEO Telephone: 713.357.9563 E-mail:brich@cbondsystems.com

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If for Rice:	Office of Technology Transfer - MS705
Rice University
6500 Main Street
P.O. Box 1892
Houston, TX 77005-1892
Attn: Director, Office of Technology Transfer
Phone: 713.348.6188
Fax: 713.348.6289
Email: OTT-Director@rice.edu or techtran@rice.edu
Either Party may, at any time, change its notice address and details by written notice to the other party in accordance with this Section 11.3.
11.4          Assignment. This Agreement (1) may not be assigned or transferred, in whole or in part, by operation of law or otherwise, by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, and (2) may not be amended or modified, by course of conduct or otherwise, except in a writing duly executed by each of the Parties..
11.5          Force Majeure. Neither Party shall be liable for any failure to perform as required by this Agreement to the extent such failure to perform is due to circumstances reasonably beyond such Party's control, including, without limitation, labor disturbances or labor disputes of any kind; accidents; acts, omissions or delays in acting by any governmental authority; civil disorders; insurrections; riots; war; acts of war (whether war be declared or not); terrorism; acts of aggression; acts of God; fire; floods; earthquakes; natural disasters; energy or other conservation measures imposed by law or regulation; explosions; failure of utilities; mechanical breakdowns; material shortages; disease or other such occurrences; provided that the affected Party uses reasonable efforts to overcome or avoid the effects of such cause.
11.6          Construction of Agreement. Each Party acknowledges, warrants and represents that (3) it is a sophisticated party and has been represented by counsel of its choosing at all relevant times during the negotiation and execution of this Agreement; (4) it is executing this Agreement with the consent and on the advice of its own independent legal counsel; and (5) since each Party has participated in drafting this Agreement, any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
11.7          Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein. When applicable, the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

Exhibit 10.1 -- Page 14

11.8          Survivability. Notwithstanding the termination of this Agreement, the Parties shall continue to be bound by the provisions of this Agreement that reasonably require some action or forbearance after such termination, including without limitation, indemnification obligations and confidentiality obligations.
11.9          Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersedes and replaces all prior or contemporaneous statements, understandings or agreements, written or oral, regarding such subject matter. The failure of either Party to demand performance of any provision of this Agreement is not a waiver of its right, at any later time, to enforce such provisions. Any waiver, amendment or other modification or supplementation of any provision of this Agreement will be effective only if in writing and signed by both Parties. All rights, remedies, and powers conferred upon the Parties under this Agreement shall be deemed cumulative and non-exclusive of all other rights, remedies or powers available at law or in equity. This Agreement may be executed in two counter-parts in the English language and each such counterpart shall be deemed an original thereof.
IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.
WILLIAM MARSH RICE UNIVERSITY By: /s/ Yousif Shamoo Name: Yousif Shamoo Title: VP for Research	C-BOND SYSTEMS, LLC By: /s/ Bruce Rich Name: Bruce Rich Title: CEO

Exhibit 10.1 -- Page 15

SCHEDULE A
LICENSED PROPERTY
United States
Rice Matter Number	US Patent #	Inventor	Title	File Date	Issue Date
10118-10	7780939	Margrave, et al	Sidewall derivatized carbon nanotubes	13-Jun-2006	24-Aug-2010
10118-03	7527780	Margrave, et al	Functionalized single-wall carbon nanotubes	16-Mar-2001	5-May-2009
20027-04	7264876	Smalley, et al	Polymer-wrapped single wall carbon nanotubes	23-Aug-2001	4-Sep-2007
10118-06	6875412	Margrave, et al	Chemically modifying single wall carbon nanotubes to facilitate dispersal in solvents	16-Mar-2001	5-Apr-2005
10118-08	6841139	Margrave, et al	Methods of chemically derivatizing single-wall carbon nanotubes	16-Mar-2001	11-Jan-2005

Exhibit 10.1 -- Page A-1

Schedule A
 LICENSED PROPERTY (Continued)
Foreign
Rice Matter Number	Foreign Patent# (Application #)	Country	Inventor	Title	File Date	Issue Date
10118-09	775878	South Korea	Margrave John L., et al	Chemical Derivatization of Single Wall Carbon Nanotubes to Facilitate Solvation Thereof, and Use of Derivatized Nanotubes	17-Sep-99	6-Nov-07
10118-11	2,344,577	Canada	Margrave John L., et al	Chemical Derivatization Of Single-Wall Carbon Nanotubes To Facilitate Solvation Thereof; And Use Of Derivatized Nanotubes	17-Sep-99	8-Dec-09
10118-12	4746183	Japan	Margrave John L., et a	Chemical Derivatization Of Single-Wall Carbon Nanotubes To Facilitate Solvation Thereof, And Use Of Derivatized Nanotubes	17-Sep-99	20-May-11
10118-15	1112224	Europe	Margrave John L., et al	Chemical Derivatization of Single-Wall Carbon Nanotubes to Facilitate Solvation Thereof, and Use of Derivatized Nanotubes	3-Nov-98	19-Aug-09

Exhibit 10.1 -- Page A-2

10118-16	ZL 99812898.8	China	Margrave John L., et al	Chemical Derivatization of Single-Wall Carbon Nanotubes to Facilitate Solvation Thereof, and Use of Derivatized Nanotubes	17-Sep-99	13-Feb-08
10118-22	PCT/US1999/021366	PCT	Margrave John L., et al	Chemical Derivatization of Single-Wall Carbon Nanotubes to Facilitate Solvation Thereof; and Use of Derivatized Nanotubes to Form Catalyst-Containing Seed Materials for Use in Making Carbon Fibers	17-Sep-99	N/A
10118-23	1112224	France	Margrave John L., et al	Chemical Derivatization of Single-Wall Carbon Nanotubes To Facilitate Solvation Thereof; and Use of Derivatized Nanotubes To Form Catalyst-Containing Seed Materials For Use In Making Carbon Fibers	17-Sep-99	19-Aug-09
10118-24	1112224	Germany	Margrave John L., et al	Chemical Derivatization of Single-Wall Carbon Nanotubes To Facilitate Solvation Thereof; and Use of Derivatized Nanotubes To Form Catalyst-Containing Seed Materials For Use In Making Carbon Fibers	17-Sep-99	19-Aug-09

Exhibit 10.1 -- Page A-3

10118-25	1112224	United Kingdom	Margrave John L., et al	Chemical Derivatization of Single-Wall Carbon Nanotubes To Facilitate Solvation Thereof; and Use of Derivatized Nanotubes To Form Catalyst-Containing Seed Materials For Use In Making Carbon Fibers	17-Sep-99	19-Aug-09
10118-26	2011-061240	Japan	Margrave John L., et al.	Chemical Derivatization Of Single-Wall Carbon Nanotubes	18-Mar-11
20027-01	1966115.6	Europe	Smalley Richard E., et al.	Polymer-Wrapped Single Wall Carbon Nanotubes	23-Aug-01
20027-08	PCT/US2001/026308	PCT	Smalley Richard E., et al.	Polymer-Wrapped Single Wall Carbon Nanotubes	23-Aug-01	N/A

Exhibit 10.1 -- Page A-4